EXHIBIT 23.1
CONSENT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANTS

Lifestream Technologies, Inc.

Post Falls, ID

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated August 16, 2002 relating to the consolidated financial statements of Lifestream Technologies, Inc. appearing in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

Spokane, Washington

October 17, 2002